Exhibit 99.1

NEWS COPY	INFORMATION CONTACT: Kelly Wetzler
FOR IMMEDIATE RELEASE	(314) 746-2217

VIASYSTEMS APPOINTS TWO NEW BOARD MEMBERS

ST. LOUIS, August 7, 2012 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced the appointment of Admiral William A. Owens and David D. Stevens to its Board of Directors.

“After an extensive search to fill the Board seats left open as the result of the retirement of Bill McCormick and the passing of Jack Pruellage, we determined that Admiral Owens and David Stevens would be extraordinary additions to our Board due to their proven leadership skills and their significant industry and management experience,” said Chris Steffen, Chairman of Viasystems. “With the addition of these two independent members, our Board will have 12 members and again qualify as an “independent Board” under the NASDAQ rules, which is important to the Company’s stockholders. Both Bill and David will join our Audit Committee and with these additions we will exceed the requirement set by NASDAQ,” said Steffen.

Admiral Owens is currently the Chairman of AEA Investors (Asia) Limited located in Hong Kong, a private equity firm specializing in buyouts of middle market companies and smaller middle market companies and mezzanine investments, and is Executive Chairman of Prometheus headquartered in Beijing, a company that specializes in cross-border advisory and investment collaboration between China and abroad. He currently serves on the Board of Directors for Polycom, Inc. and Wipro Limited. Admiral Owens also serves as Vice Chairman of the NYSE for Asia and is the Chairman of CenturyLink, Inc., the third largest telecommunications company in the United States. Owens has extensive experience in the military, finishing his distinguished military career in 2004 as the Vice Chairman of the Joint Chiefs of Staff, the second highest ranking military officer in the United States.

“Bill’s leadership is recognized internationally by the military and industrial communities. Since leaving the military, he has taken senior executive positions with several international companies. We are excited to have the opportunity to work with Bill and benefit from his broad experience, particularly in Asia, where he currently resides. His knowledge in the military and telecommunications markets will be an invaluable asset to the Company,” said Steffen.

David Stevens currently serves as director and Chairman of Wright Medical Group, Inc., a public company which designs, manufactures and distributes orthopedic implants and instrumentation, and a director of Allscripts Healthcare Solutions, Inc., a company that provides innovative IT solutions to healthcare providers. He has been an advisor in private equity since 2006. Prior to 2006, Stevens held several senior level positions including Chief Executive Officer of Accredo Health Group, Inc., one of the nation’s leading providers of specialty pharmaceuticals. Stevens also previously served as the Chairman of the Audit Committee for Thomas & Betts Corporation, a manufacturer of electrical, electronic, mechanical and utility products.

“David’s experience as an executive in the healthcare/medical industry is important to Viasystems as we continue to focus on growing our global industrial and instrumentation businesses. We believe David’s prior experiences as CEO of a major healthcare company, an advisor to various private equity firms and Chairman of the Audit Committee of Thomas & Betts Corporation will also be of great benefit to us,” said Steffen.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes, and busbars. Viasystems’ approximately 15,600 employees around the world serve more than 1,000 customers in the automotive, telecommunications, industrial & instrumentation, computer and data communications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

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